EXHIBIT 10.1

September 27, 2017

Thomas Dziersk
12600 Maidenhair Lane
Austin, TX 78738

Re:    Employment Offer

Dear Tom,

On behalf of PROS Inc. (the “Company”), I am pleased to extend to you this offer of employment as Executive Vice President, Worldwide Sales of the Company, reporting to Andres Reiner, President and CEO. You would be a regular, full-time exempt employee, and dedicate your best efforts and knowledge exclusively to the advancement and interest of the Company. The terms of the offer of employment, which remain subject only to final approval by the Compensation and Leadership Development Committee of the Board of Directors of PROS Holdings, Inc. (“Compensation Committee”) are as follows:

Base Salary. Your annualized base salary will be $375,000.00, paid $15,625.00 semi-monthly, less applicable payroll withholding taxes and deductions for benefit elections. You will be paid in accordance with the Company’s standard payroll practice on the fifteenth and last business day of each calendar month.

Bonus Compensation. You will be eligible for a full year target incentive of $375,000.00, provided that your 2017 incentive will be prorated based on your start date. Your incentive will be based on corporate objectives, with any earned payments made on both a quarterly and annual basis, as determined by the Chief Executive Officer of the Company each year. For the remainder of calendar 2017, your incentive will be based on Company attainment of preset Annual Recurring Revenue (66.7%) and Gross Profit (33.3%) targets.

Sign On Bonus. You will be eligible for a $100,000 sign on bonus to be paid 60 calendar days after your start date. If you were to leave the Company voluntarily or be terminated by the Company for good cause, as defined in the Employment Agreement, before December 31, 2018, you would be required to repay the prorated remaining portion of this bonus based on time employed between your start date and December 31, 2018. Under this scenario the Company reserves the right to offset your last paycheck to recoup any portion of the Bonus not yet repaid.

Equity. You will be issued (a) $1,440,000 in Restricted Stock Units (“RSUs”) vesting 25% annually on each anniversary of your start date, and (b) $960,000 in Market Stock Units (“MSUs”) cliff vesting three years after your start date conditional upon PROS Holdings, Inc.’s TSR performance exceeding certain thresholds against the Russell 2000 over a three-year period. Awards will be granted pursuant to PROS Holdings, Inc.’s 2017 Equity Incentive Plan (the “2017 Plan”), each with terms as set forth in the 2017 Plan documents, your award agreements, and as otherwise determined by the Compensation Committee.

Benefits. PROS offers a competitive benefits package in which you can elect to enroll immediately following your hire date.

Insurance. The benefits program includes coverage for family medical, vision, dental, life insurance as well as other voluntary benefits. Please note that coverage under these plans are subject to the provisions as set forth in the respective plan documents, as updated from time to time.

401(k). You will be eligible to enroll in the PROS 401(k) plan in accordance with the eligibility requirements under the plan. Currently, you are eligible to begin deferring compensation into the plan immediately following your hire date. PROS will make a matching contribution of 50% up to the first 6% of your contribution each pay period. Contributions are allowed up to the annual IRS limits.

PTO. You will be eligible for 30 days of paid time away from work to include 20 paid time off (“PTO”) days and 10 holidays with 7 of the holidays set by the Company and 3 floating holidays to take at your discretion, subject to Company policy. Your PTO for the remainder of 2017 will be pro-rated based on your start date.

We will provide you with more detailed information regarding these benefits, including copies of the summary plan descriptions for the plans, by separate communication. Note, the Company reserves the right to make changes or terminate any of its benefits plans without advance notice and at any time.

Employment Agreement. The Company will enter into an employment agreement with you in the form enclosed (“Employment Agreement”) which details other terms and benefits, including confidentiality and severance. You understand that you are obligated to your previous employer(s) to protect the confidentiality of confidential information learned while in their employ and you agree not to disclose any such information to us.

Office. You live in Austin, Texas, and will occasionally work remotely. However you will also manage your time to travel to visit sales prospects, customers, and PROS employees in other locations, including our headquarters office, as needed to ensure success.

Contingencies. This offer is also contingent upon our standard background and reference check. Finally, should you accept this offer, it will be necessary for you to verify your eligibility to work in the United States by completing an I-9 form and providing appropriate documentation on your first day of employment. If you are unable to provide such documentation within 3 business days of the effective date of your employment, your employment relationship with the Company may be terminated.

This offer letter, together with the attached agreements, sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral, with the exception of the nondisclosure agreement previously signed by you. Any waiver of a right under this agreement must be in writing. This agreement is governed by Texas law.

PROS success depends directly upon the quality of its people. We will endeavor to provide all employees with a stimulating, rewarding environment where they can maximize their potential. If you have any questions regarding this offer, please feel free to contact me.

If the foregoing terms are agreeable, please indicate your acceptance below and return a signed copy to us. Your start date will be October 9, 2017 or such other date as mutually agreed. We look forward to beginning a relationship that we feel will be mutually beneficial and rewarding.

Regards,

PROS, Inc.

/s/ Andres Reiner
Andres Reiner
President and Chief Executive Officer

Agreed and Accepted By:

Signed: /s/ Thomas Dziersk
Thomas Dziersk
Date: October 6, 2017

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